Exhibit 99.1

For Immediate Release – October 31, 2005

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Quarter Earnings and Declares an Increased Quarterly Cash Dividend

•      HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share (“EPS”) of $0.29 for the three months ended September 30, 2005 compared to $0.41 for the prior fiscal year, a 29.3% decrease.

•      The Company adopted “Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, effective July 1, 2005.  The Company recognized $88,000 in restricted stock expense and $39,000 in stock option expense for the three months ended September 30, 2005, compared to $31,000 in restricted stock expense and $0 in stock option expense for the same period in the prior fiscal year.  Prior to this quarter, the Company only recognized restricted stock expense and did not recognize expense for stock options granted under the Company’s stock option and incentive plans.  The effect on EPS for the three months ended September 30, 2005, for stock option expense accounted for an approximate one cent decrease.

•      Net healthcare costs increased by $137,000, or 48.6%, for the three months ended September 30, 2005 as compared to the three months ended June 30, 2005 in the prior fiscal year. This is due primarily to higher health care claims made during the fiscal quarter under the Company’s self-insured health plan for its employees.  Compared to the same period a year ago, net healthcare costs increased by $38,000 or 10.0%.

•      Provision for loan and lease losses was $462,000 for the three months ended September 30, 2005 compared to $179,000 for the same period in the prior fiscal year due to a combination of loan growth and asset quality modeling.

•      The ratio of nonperforming assets to total assets increased to 0.94% at September 30, 2005 compared to 0.27% at September 30, 2004 and 0.78% at June 30, 2005.  In addition, during the three months ended September 30, 2005, $1.4 million of loans were placed into nonaccrual status, which resulted in a reversal of interest income of $75,000.  As previously reported, the Company downgraded a $4.1 million participation loan as of June 30, 2005. The Company continues to analyze information regarding the participation loan as it is received from the lead bank.

•      The Company announced it will pay a quarterly cash dividend of 11.25 cents per share for the first quarter of the 2006 fiscal year.  This is an increase from the dividend of 11.0 cents from the prior four quarters.  The dividend will be paid on November 16, 2005 to shareholders of record on November 9, 2005.  This dividend payment represents an annualized dividend yield of 2.37% based on the stock closing price of $19.00 at September 30, 2005.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., announced earnings today of $1.0 million for the three months ended September 30, 2005 compared to $1.5 million for the same period in the prior fiscal year.

Curt Hage, Chairman, CEO and President stated, “The earnings for the first quarter are not in line with our expectations.  The following factors played a part in suppressing earnings improvement: Increases in the allowance for loan and lease losses due to loan growth and an additional loan downgrade; application of “Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”; unexpected increases in health care costs; and a flattening yield curve. On a positive note, our outstanding loan balances are up 3% over last year and we believe our credit quality remains strong. The Sioux Falls and surrounding market economy continues to grow.”

Mr. Hage continued, “We believe that our strategy of building strong customer relationships resulted in average noninterest bearing checking growth of 6.3% and trust and investment revenue growth of 22.6%. Our convenience strategy continues to provide growth in household market penetration and we believe deposit account fees grew 5.0% as a result of this strategy. Mid America Capital Services, Inc. continues to complement the leasing needs of our customer and also provides opportunities for new customer acquisition.”

“Net interest margins for the banking industry continue to see pressure due to the shape of the yield curve and the competitive environment and we are no different.  We had some reductions in interest income this quarter due to nonaccrual loans, a decrease in the Federal Home Loan Bank dividend rate and the competitiveness of loan production.  We have had success in managing the increase in some interest-bearing deposit accounts through some minor changes in product offering.”

Mr. Hage concluded,  “We believe we have much to be excited about for our future, and our present challenges will not detract us from continuing to move our company to financial high performance.”

Net interest income decreased $205,000, or 3.1%, for the three months ended September 30, 2005 as compared to the prior fiscal year.  The Company’s net interest margin was 3.01% for the three months ended September 30, 2005 as compared to 3.30% for the prior fiscal year.  Average earning assets increased in outstandings by 6.3%, yielding a rate of 5.92%, for the three months ended September 30, 2005 compared to the prior fiscal year, which yielded a rate of 5.40%, an increase of 52 basis points.  Average interest-bearing liabilities increased in outstandings by 6.4%, with a cost of funds rate of 3.23%, for the three months ended September 30, 2005 compared to the prior fiscal year, with a cost of fund rate of 2.32%, an increase of 91 basis points.  Nonaccrual loan reversal and opportunity income loss totaled $159,000 was a primary factor in the decrease.

Provision for losses on loans and leases increased $283,000, or 158.1%, for the three months ended September 30, 2005 as compared to the same period in the prior fiscal year.  Total nonperforming assets increased $6.3 million, or 267.9%, at September 30, 2005, as compared to the same period in the prior fiscal year. Loans and leases receivable increased $14.9 million, or 2.3%, at September 30, 2005, compared to September 30, 2004.  The balance in nonperforming assets was primarily attributable to an increase in loans 90 days past due and accruing.  These loans increased from $1.6 million at June 30, 2005 to $2.6 million at September 30, 2005, reflecting primarily increases in commercial real estate and agricultural real estate loans.  Compared to September 30, 2004, the balance in 90 days past due and accruing increased by $1.8 million.

The increase in noninterest income of $187,000, or 8.5%, for the three months ended September 30, 2005 as compared to the same period in the prior fiscal year was primarily due to increases in net gain on sale of loans of $153,000, fees on deposits of $56,000 and trust income of $36,000 offset by a decrease in loan servicing income of $60,000.

Noninterest expense increased $343,000, or 5.4%, for the three months ended September 30, 2005 as compared to the prior fiscal year primarily due to increases in compensation and employee benefits of $305,000 and other noninterest expense of $41,000.  Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan were $419,000 for the three months ended September 30, 2005, an increase of $38,000, or 9.1% compared to the prior fiscal year.

The Company had total assets of $917.9 million and stockholders’ equity of $54.5 million at September 30, 2005.  The Company is the largest publicly traded savings association headquartered in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by HF Financial Corp. (the “Company”), including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•      Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•      Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•      Forecasts of future economic performance.

•      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended September 30,
	2005	2004
Interest, dividend and loan fee income:
Loans and leases receivable	$11,121	$9,734
Investment securities and interest-earning deposits	1,351	956
	12,472	10,690
Interest expense:
Deposits	4,296	2,771
Advances from Federal Home Loan Bank and other borrowings	1,841	1,379
	6,137	4,150

Net interest income	6,335	6,540
Provision for losses on loans and leases	462	179

Net interest income after provision for losses on loans and leases	5,873	6,361

Noninterest income:
Fees on deposits	1,176	1,120
Loan servicing income	312	372
Gain on sale of loans, net	255	102
Trust income	195	159
Gain on sale of securities, net	—	13
Other	447	432
	2,385	2,198
Noninterest expense:
Compensation and employee benefits	4,303	3,998
Occupancy and equipment	780	783
Other	1,591	1,550
	6,674	6,331

Income before income taxes	1,584	2,228
Income tax expense	561	768
Net income	$1,023	$1,460

Earnings per share:
Basic	$0.29	$0.41
Diluted	0.29	0.41

Weighted average shares:
Basic	3,497,287	3,533,847
Diluted	3,582,070	3,604,681

Outstanding shares: (end of period)	3,572,056	3,544,696

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	9/30/2005	6/30/2005	9/30/2004

Balance Sheet Data
Total assets	$917,918	$897,874	$857,207
Cash and cash equivalents	19,093	18,248	17,072
Securities available for sale	149,960	142,429	112,180
Loans and leases receivable, net	672,803	670,581	657,925
Loans held for sale	17,265	10,238	15,993
Deposits	677,291	681,216	642,969
Advances from Federal Home Loan Bank and other borrowings	135,226	119,664	114,885
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	54,474	53,635	53,260

Equity to total assets (end of period)	5.93%	5.97%	6.21%
Book value per share (1)	$15.25	$15.39	$15.02

Tier I (core) capital (2)	8.23%	8.28%	8.32%
Risk-based capital (2)	10.66%	10.66%	10.47%

Number of full-service offices	34	34	34

Asset Quality
Nonaccruing loans and leases	$5,896	$5,322	$1,515
Accruing loans and leases delinquent more than 90 days	2,628	1,609	789
Foreclosed assets	148	89	53
Total nonperforming assets	$8,672	$7,020	$2,357

FASB Statement No. 5 Allowance for loan and lease losses	$3,571	$3,326	$3,589
FASB Statement No. 114 Impaired loan valuation allowance	1,750	1,750	—
Total allowance for loans and lease losses	$5,321	$5,076	$3,589

Ratio of nonperforming assets to total assets (end of period)	0.94%	0.78%	0.27%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	1.23%	1.01%	0.34%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.77%	0.74%	0.53%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	62.42%	73.24%	155.77%

(1)  Equity divided by number of shares of outstanding common stock.

(2)  Capital ratios for Home Federal Bank.

(3)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At September 30, 2005		At June 30, 2005
	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
	(Dollars in Thousands)

One-to four-family (1)	$93,894	13.84%	$96,496	14.28%
Commercial business and real estate (2)	216,280	31.89%	223,638	33.10%
Multi-family real estate	34,047	5.02%	34,123	5.05%
Equipment finance leases	35,647	5.26%	33,170	4.91%
Consumer Direct (3) (4)	113,378	16.72%	111,210	16.46%
Consumer Indirect	94,713	13.97%	93,984	13.91%
Agricultural	78,709	11.61%	74,010	10.95%
Construction and development	11,456	1.69%	9,026	1.34%
Total Loans and Leases Receivable (5)	$678,124	100.00%	$675,657	100.00%

(1) Excludes $15,336 and $9,838 loans held for sale at September 30, 2005 and June 30, 2005, respectively.

(2) Includes $3,563 tax exempt leases at September 30, 2005.

(3) Includes mobile home loans.

(4) Excludes $1,929 and $400 student loans held for sale at September 30, 2005 and June 30, 2005, respectively.

(5) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At September 30, 2005		At June 30, 2005
	Amount	Percent of Deposits in Each Category	Amount	Percent of Deposits in Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$78,324	11.57%	$85,705	12.58%
Interest bearing accounts	50,415	7.44%	50,120	7.36%
Money market accounts	219,807	32.45%	209,116	30.70%
Savings accounts	44,342	6.55%	63,235	9.28%
Certificates of deposit	284,403	41.99%	273,040	40.08%
Total Deposits	$677,291	100.00%	$681,216	100.00%

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	9/30/2005	9/30/2004
Balance, beginning	$5,076	$3,605
Provision charged to income	462	179
Charge-offs	(276)	(318)
Recoveries	59	123
Balance, ending	$5,321	$3,589

Average Balances, Interest Yields and Rates

	Three Months Ended
	9/30/2005		9/30/2004
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$684,378	6.45%	$663,500	5.82%
Investment securities (2) (3)	150,788	3.55%	122,534	3.10%
Total interest-earning assets	835,166	5.92%	786,034	5.40%
Noninterest-earning assets	66,235		64,867
Total assets	$901,401		$850,901

Interest-bearing liabilities:
Deposits:
Checking and money market	$268,858	2.64%	$260,029	1.37%
Savings	51,284	1.86%	50,912	0.83%
Certificates of deposit	281,467	3.20%	263,435	2.67%
Total interest-bearing deposits	601,609	2.83%	574,376	1.91%
FHLB advances and other borrowings	124,328	4.24%	106,367	3.75%
Subordinated debentures payable to trusts	27,837	7.30%	27,837	5.32%

Total interest-bearing liabilities	753,774	3.23%	708,580	2.32%
Noninterest-bearing deposits	75,257		70,806
Other liabilities	18,460		19,166
Total liabilities	847,491		798,552
Equity	53,910		52,349
Total liabilities and equity	$901,401		$850,901

Net interest spread (4)		2.69%		3.08%
Net interest margin (4) (5)		3.01%		3.30%
Net interest margin, FTE (6)		3.05%		3.33%
Return on average assets (7)		0.45%		0.69%
Return on average equity (8)		7.59%		11.16%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended September 30, 2005 and September 30, 2004 have been annualized.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.